UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

_____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of earliest event
  reported: July 15, 2009

AMR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-8400	75-1825172
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4333 Amon Carter Blvd.	Fort Worth, Texas	76155
(Address of principal executive offices)		(Zip code)

(817) 963-1234
(Registrant's telephone number)

   (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition

AMR Corporation (the Company) is furnishing herewith a press release issued on July 15, 2009 by the Company as Exhibit 99.1, which is included herein.  This press release was issued to report the Company’s second quarter 2009 results.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits
	Exhibit 99.1	Press Release of AMR dated July 15, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMR CORPORATION

/s/ Kenneth W. Wimberly
Kenneth W. Wimberly
Corporate Secretary

Dated:  July 15, 2009

EXHIBIT INDEX

Exhibit	Description

99.1	Press Release

                                                                                                                   CONTACT:Andy Backover
Corporate Communications
Fort Worth, Texas
817-967-1577
mediarelations@aa.com

FOR RELEASE: Wednesday, July 15, 2009

Editor's Note: A live Webcast reporting second quarter results will be broadcast on the Internet on July 15 at 2 p.m. EDT (Windows Media Player required for viewing)

AMR CORPORATION REPORTS A SECOND QUARTER 2009 NET LOSS OF $390 MILLION AS ONGOING WEAKNESS IN ECONOMY HURT DEMAND AND REVENUE

EXCLUDING SPECIAL ITEMS, SECOND QUARTER LOSS WAS $319 MILLION, WHICH COMPARES TO A LOSS OF $298 MILLION IN SECOND QUARTER 2008

H1N1 REVENUE IMPACT ESTIMATED AT $50 MILLION TO $80 MILLION
IN SECOND QUARTER

DESPITE CHALLENGES, COMPANY CONTINUES ITS FOCUS ON IMPROVEMENTS IN AREAS WITHIN ITS CONTROL:

•	Added $66 million in liquidity through aircraft sale-leaseback transaction
•	Announced plans to take eight additional Boeing 737-800s for narrowbody replacement, increasing 737 deliveries to 84 for 2009 through 2011
•	Completed $520 million public offering that adds liquidity; Company now has committed financing expected to cover all firm 737 orders through 2011
•	Increased planned 2009 capacity reductions to 7.5 percent versus 2008
•	Continued to improve customer dependability metrics

FORT WORTH, Texas – AMR Corporation, the parent company of American Airlines, Inc., today reported a net loss of $390 million for the second quarter of 2009, or $1.39 per share. The results include the impact of approximately $70 million in non-recurring charges related to the sale of certain aircraft and the grounding of leased Airbus A300 aircraft prior to lease expiration. Excluding those non-recurring charges, the second quarter 2009 loss was $319 million, or $1.14 per share.
The current quarter results compare to a net loss of $1.5 billion for the second quarter of 2008, or $5.83 per share. The year-ago results included a $1.1 billion non-cash charge to write down the value of certain aircraft and related long-lived assets to their estimated fair value and a $55 million charge for severance-related costs from the Company’s system-wide capacity reductions. Excluding those special charges, AMR reported a second quarter 2008 net loss of $298 million, or $1.19 per share.
“The challenges for our industry and company have continued throughout 2009,” said AMR Chairman and CEO Gerard Arpey. “With ongoing global economic weakness and the resulting effect on travel demand, revenues are down sharply from a year ago. The spot price of oil, while much lower than this time last year, has risen since early this year and remains volatile. Even as we face these hurdles, however, we continue to focus on improvements in areas within our control. We bolstered liquidity and obtained additional committed financing related to our fleet renewal program. We also improved in our dependability and customer experience measures and announced additional capacity reductions as we seek the right balance between supply and demand.”
Among accomplishments during the second quarter of 2009 and to date, the Company obtained $66 million from an aircraft sale-leaseback transaction and completed a $520 million public offering of enhanced equipment trust certificates. The offering provides financing for 16 of its Boeing 737 deliveries and four owned 777 aircraft for which the Company has received approximately $150 million in gross proceeds to date. The Company also announced plans to take delivery of eight additional 737s, bringing total 737 firm orders to 84 during 2009 through 2011, including aircraft already delivered this year, and enhanced the terms of a committed financing arrangement for 737 aircraft.
Taking into account the recently completed $520 million offering, all of American’s firm 737 orders through 2011 are, subject to certain terms and conditions, covered by committed financing arrangements.
In addition, the Company recently entered into an amended agreement with one of its credit card processors that limits the amount of the reserve the processor can hold back from American’s credit card receivables through the end of 2009. The Company estimates the maximum hold-back reserve to be approximately $300 million, including the $154 million reserve it had posted as of June 30, 2009, during this period.
Continuing its capacity discipline, in June 2009 the Company announced plans to reduce system-wide capacity by approximately 7.5 percent for full-year 2009 compared to 2008 levels, a reduction of about one percentage point greater than forecast in earlier guidance. The Company also continued to streamline its operations and identify cost savings opportunities, including consolidating its reservations function by discontinuing operations at its Eastern Reservations Office, which will occur in September of this year.
Arpey reiterated expectations that American and four of its fellow oneworld members – British Airways, Iberia, Royal Jordanian and Finnair – will receive DOT approval of their application for global antitrust immunity this fall, and the companies look forward to continuing to demonstrate the public benefits of their plans to regulators in the European Union. With this approval, American, British Airways and Iberia plan to launch a joint business relationship that will improve travel options and customer benefits on flights between North America and Europe.
Arpey added, “In spite of these very challenging times, we continue to see improvements in our dependability and customer experience metrics, thanks in large part to the hard work and commitment of our employees.”

Financial and Operational Performance (Excluding Impact of Special Items)

AMR reported second quarter consolidated revenues of approximately $4.9 billion, a decrease of nearly 21 percent year over year, largely driven by reduced capacity and the reduced demand for air travel and cargo resulting from the global economic downturn. In addition, the Company estimates that the impact of the H1N1 virus reduced second quarter revenue by approximately $50 million to $80 million.
Other revenues, from sources such as confirmed flight changes, purchased upgrades, Buy-on-Board food services, and baggage service charges, increased 7.4 percent to $565 million in the second quarter, compared to the second quarter of 2008. Reflecting global economic weakness, the Company’s cargo revenue declined by approximately $99 million or 42.6 percent in the second quarter compared to the same period in 2008.
American’s mainline passenger revenue per available seat mile (unit revenue) declined by 16 percent in the second quarter compared to the year-ago quarter.
Mainline capacity, or total available seat miles, in the second quarter decreased by 7.6 percent compared to the same period in 2008, as the Company continued to exercise capacity discipline given the difficult demand environment.
American’s mainline load factor – or the percentage of total seats filled – was 81.8 percent during the second quarter, compared to 82.5 percent in the second quarter of 2008. American’s second quarter yield, which represents average fares paid, decreased by 15.4 percent compared to the second quarter of 2008. The decrease in yield was largely due to more-aggressive pricing industrywide and reduced traffic in the premium cabins.
American’s mainline cost per available seat mile (unit cost) in the second quarter decreased by 12.8 percent year over year, largely due to lower fuel prices. Taking into account the impact of fuel hedging, AMR paid $1.90 per gallon for jet fuel in the second quarter versus $3.19 a gallon in the second quarter of 2008, a 41 percent decrease. As a result, the Company paid $910 million less for fuel in the second quarter of 2009 than it would have paid at prevailing prices from the prior-year period.
Excluding fuel, mainline unit costs in the second quarter of 2009 increased by 5 percent year over year, driven by costs related to reduced capacity, pension expenses, and investments in dependability initiatives.

Balance Sheet Update

Including the proceeds from the sale-leaseback transaction of approximately $66 million, AMR ended the second quarter with $3.3 billion in cash and short-term investments, including a restricted balance of $460 million. That compares to a balance of $5.5 billion in cash and short-term investments, including a restricted balance of $434 million and more than $800 million in collateral from hedge counterparties that was held by the Company, in the second quarter of 2008. The Company’s second quarter 2009 cash balance includes the impact of approximately $400 million in long-term debt and capital lease payments during the quarter – and approximately $1.2 billion during the first half of the year – out of approximately $2 billion in total expected long-term debt maturities and capital lease payments in 2009.
AMR’s Total Debt, which it defines as the aggregate of its long-term debt, capital lease obligations, the principal amount of airport facility tax-exempt bonds, and the present value of aircraft operating lease obligations, was $14.2 billion at the end of the second quarter of 2009, compared to $15.2 billion at the end of the second quarter of 2008. AMR’s Net Debt, which it defines as Total Debt less unrestricted cash and short-term investments, was $11.4 billion at the end of the second quarter of 2009, compared to $10.1 billion at the end of the second quarter of 2008.
Following the Company’s sale-leaseback transaction in the second quarter, long-term debt payments, and the completion of the $520 million public offering of enhanced equipment trust certificates, which closed on July 7, AMR estimates it has approximately $3.7 billion in unencumbered assets and other sources of liquidity, which includes assets that could be sold or financed, such as aircraft, the AAdvantage program, route authorities, slots and its American Eagle subsidiary. The Company also expects to disencumber more than $500 million in additional assets as a result of scheduled debt maturities later this year.

Second Quarter and Recent Highlights

•
American launched a new route between Dallas/Fort Worth International Airport and Madrid, Spain, in May, the 34th international destination served by American and American Eagle from its Dallas/Fort Worth hub, depending on the season. In July, American announced a codesharing agreement with Etihad Airways, the national airline of the United Arab Emirates, and a reciprocal frequent flyer agreement with GOL Airlines of Brazil, with plans to enter into a codesharing agreement with GOL in the future.

•
American offered customers more options, flexibility, and opportunities to customize award travel with the AAdvantage One-Way Flex Awards feature. The enhancement means AAdvantage miles can be used in a variety of award combinations to book a one-way, roundtrip or a multi-city trip. New One-Way Flex Awards are offered at a one-way mileage rate, allowing customers to: use a MileSAAver award for the outbound and an AAnytime (available for any seat on any day) for the return; use a First Class award for the outbound and an Economy Class award on the return; or go one way, with a One-Way Flex Award that starts at just 12,500 miles for travel within the continental U.S.

•
American and Operation Iraqi Children (OIC), in cooperation with the U.S. Department of Defense, delivered 10,000 kits of donated school supplies and more than 6,000 pairs of Crocs™ shoes – provided by the humanitarian shoe-donation effort Crocs’ SolesUnitedSM – to children in need in Iraq.

Guidance

Mainline and Consolidated Capacity
AMR expects its full-year mainline capacity to decrease by approximately 7.5 percent in 2009 compared to 2008, with a reduction of domestic capacity of approximately 9 percent and a reduction of international capacity of more than 4 percent compared to 2008 levels.  On a consolidated basis, AMR expects full-year capacity to decrease by approximately 7.5 percent in 2009 compared to 2008.
As a result, as announced in June 2009, AMR expects second half 2009 mainline domestic capacity to decline by approximately 7.5 percent and international capacity to decline by approximately 5.5 percent compared to the second half of 2008.
AMR expects mainline capacity in the third quarter of 2009 to decrease by approximately 8.5 percent compared to the third quarter of 2008, with domestic capacity expected to decline by approximately 10.5 percent and international capacity expected to decline by approximately 6 percent compared to third quarter 2008 levels. AMR expects consolidated capacity in the third quarter of 2009 to decrease by approximately 9 percent compared to the third quarter of 2008.
AMR expects regional affiliate capacity to decline by approximately 11.5 percent in the third quarter of 2009 compared to the prior-year period and expects full-year regional affiliate capacity to decline by approximately 8.5 percent in 2009 compared to 2008.

Fuel Expense and Hedging
While the cost of jet fuel remains very volatile, based on the July 7 forward curve AMR is planning for an average system price of $2.05 per gallon in the third quarter of 2009 and $1.98 per gallon for all of 2009. AMR has 33 percent of its anticipated third quarter 2009 fuel consumption hedged at an average cap of $2.53 per gallon of jet fuel equivalent ($99 per barrel crude equivalent), with 30 percent subject to an average floor of $1.84 per gallon of jet fuel equivalent ($70 per barrel crude equivalent). AMR has 36 percent of its anticipated full-year consumption hedged at an average cap of $2.52 per gallon of jet fuel equivalent ($97 per barrel crude equivalent), with 33 percent subject to an average floor of $1.88 per gallon of jet fuel equivalent ($70 per barrel crude equivalent). As of July 1, the average 2009 market forward price of crude oil was $71 per barrel. Consolidated consumption for the third quarter is expected to be 696 million gallons of jet fuel.

Mainline and Consolidated Unit Costs (Excluding impact of special items)
For the third quarter of 2009, mainline unit costs are expected to decrease by 14 percent compared to the third quarter of 2008, while third quarter consolidated unit costs are expected to decrease by 13.9 percent compared to the third quarter of 2008.
In the third quarter of 2009, mainline unit costs excluding fuel are expected to increase 7.2 percent year over year while consolidated unit costs excluding fuel are expected to increase 6 percent compared to the third quarter of 2008.
Full-year mainline unit costs are expected to decrease 9.2 percent in 2009 compared to 2008, while full-year consolidated unit costs are expected to decrease 9.4 percent in 2009 compared to 2008.
AMR expects mainline unit costs excluding fuel to be 6.6 percent higher in 2009 versus 2008, while 2009 consolidated unit costs excluding fuel are expected to increase 5.4 percent year over year.
Reasons for the expected unit cost increase include higher pension expenses, materials and repairs inflation, dependability initiatives, and cost pressure related to capacity reductions. This was offset somewhat by lower passenger and cargo costs from reduced demand and other savings efforts, such as reduced consulting expenses, an external hiring freeze, and a pay freeze for non-contract employees.

Editor’s Note: AMR’s Chairman  and Chief Executive Officer, Gerard Arpey, and its Executive Vice President and Chief Financial Officer, Thomas Horton, will make a presentation to analysts during a teleconference on Wednesday, July 15, at 2 p.m. EDT.  Following the analyst call, they will hold a question-and-answer conference call for media.  Reporters interested in listening to the presentation or participating in the media Q&A should call 817-967-1577.
Statements in this release contain various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company's expectations or beliefs concerning future events. When used in this document, the words “expects”, “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook”, “may,” “will,” “should”, “seeks”, “targets” and similar expressions are intended to identify forward-looking statements. Similarly, statements that describe our objectives, plans or goals are forward-looking statements. Forward-looking statements include, without limitation, the Company’s expectations concerning operations and financial conditions, including changes in capacity, revenues, and costs; future financing plans and needs; the amounts of the Company’s unencumbered assets and other sources of liquidity; fleet plans; overall economic and industry conditions; plans and objectives for future operations; regulatory approvals and actions, including the Company’s application for antitrust immunity with other one world alliance members; and the impact on the Company of its results of operations in recent years and the sufficiency of its financial resources to absorb that impact. Other forward-looking statements include statements which do not relate solely to historical facts, such as, without limitation, statements which discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise. This document includes forecasts of unit cost and revenue performance, fuel prices and fuel hedging, capacity and traffic estimates, other income/expense estimates, share count, statements regarding the Company’s liquidity, and statements regarding expectations of regulatory approval of our application for antitrust immunity with other oneworld members, each of which is a forward-looking statement. Forward-looking statements are subject to a number of factors that could cause the Company’s actual results to differ materially from the Company’s expectations. The following factors, in addition to other possible factors not listed, could cause the Company’s actual results to differ materially from those expressed in forward-looking statements: the materially weakened financial condition of the Company, resulting from its significant losses in recent years; weaker demand for air travel and lower investment asset returns resulting from the severe global economic downturn; the Company’s need to raise substantial additional funds and its ability to do so on acceptable terms; the ability of the Company to generate additional revenues and reduce its costs; continued high and volatile fuel prices and further increases in the price of fuel, and the availability of fuel; the Company’s substantial indebtedness and other obligations; the ability of the Company to satisfy existing financial or other covenants in certain of its credit agreements; changes in economic and other conditions beyond the Company’s control, and the volatile results of the Company’s operations; the fiercely and increasingly competitive business environment faced by the Company; potential industry consolidation and alliance changes; competition with reorganized carriers; low fare levels by historical standards and the Company’s reduced pricing power; changes in the Company’s corporate or business strategy; government regulation of the Company’s business; conflicts overseas or terrorist attacks; uncertainties with respect to the Company’s international operations; outbreaks of a disease (such as SARS, avian flu or the H1N1 virus) that affects travel behavior; labor costs that are higher than those of the Company’s competitors; uncertainties with respect to the Company’s relationships with unionized and other employee work groups; increased insurance costs and potential reductions of available insurance coverage; the Company’s ability to retain key management personnel; potential failures or disruptions of the Company’s computer, communications or other technology systems; losses and adverse publicity resulting from any accident involving the Company’s aircraft; changes in the price of the Company’s common stock; and the ability of the Company to reach acceptable agreements with third parties. Additional information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 (as updated by the Company’s Current Report on Form 8-K filed on April 21, 2009).

Detailed financial information follows:

AMR CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(as reclassified)
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Percent
	2009	2008	Change
Revenues
Passenger - American Airlines	$3,677	$4,735	(22.3)
- Regional Affiliates	513	683	(25.0)
Cargo	134	233	(42.6)
Other revenues	565	528	7.4
Total operating revenues	4,889	6,179	(20.9)

Expenses
Wages, salaries and benefits	1,698	1,658	2.4
Aircraft fuel	1,334	2,423	(44.9)
Other rentals and landing fees	338	318	6.4
Depreciation and amortization	282	324	(13.2)
Maintenance, materials and repairs	314	323	(2.5)
Commissions, booking fees and credit card expense	207	259	(19.9)
Aircraft rentals	126	125	1.1
Food service	123	133	(8.3)
Special charges	23	1,164	(98.1)
Other operating expenses	670	742	(9.4)
Total operating expenses	5,115	7,469	(31.5)

Operating Income	(226)	(1,290)	(82.5)

Other Income (Expense)
Interest income	9	48	(81.9)
Interest expense	(167)	(199)	(16.2)
Interest capitalized	10	8	33.3
Miscellaneous – net	(16)	(28)	(44.8)
	(164)	(171)	(4.7)

Income/(Loss) Before Income Taxes	(390)	(1,461)	(73.3)
Income tax	-	-	-
Net Income	$(390)	$(1,461)	(73.3)

Earnings/(Loss) Per Share
Basic	$(1.39)	$(5.83)
Diluted	$(1.39)	$(5.83)

Number of Shares Used in Computation
Basic	280	251
Diluted	280	251

AMR CORPORATION
OPERATING STATISTICS
(as reclassified)
 (Unaudited)

	Three Months Ended June 30,		Percent
	2009	2008	Change
American Airlines, Inc. Mainline Jet Operations
Revenue passenger miles (millions)	31,564	34,399	(8.2)
Available seat miles (millions)	38,566	41,718	(7.6)
Cargo ton miles (millions)	399	533	(25.1)
Passenger load factor	81.8%	82.5%	(0.6) pts
Passenger revenue yield per passenger mile (cents)	11.65	13.76	(15.4)
Passenger revenue per available seat mile (cents)	9.53	11.35	(16.0)
Cargo revenue yield per ton mile (cents)	33.53	43.74	(23.4)
Operating expenses per available seat mile, excluding Regional Affiliates (cents) (1)	11.76	15.80	(25.5)
Fuel consumption (gallons, in millions)	638	688	(7.2)
Fuel price per gallon (cents)	188.9	317.3	(40.5)

Regional Affiliates
Revenue passenger miles (millions)	2,182	2,400	(9.1)
Available seat miles (millions)	2,921	3,274	(10.8)
Passenger load factor	74.7%	73.3%	1.4 pts

AMR Corporation
Average Equivalent Number of Employees
American Airlines	66,900	72,200
Other	12,300	13,500
Total	79,200	85,700

(1)	Excludes $608 million and $904 million of expense incurred related to Regional Affiliates in 2009 and 2008, respectively.

       AMR CORPORATION
OPERATING STATISTICS
(Unaudited)

OPERATING STATISTICS BY REGIONAL ENTITY

American Airlines, Inc.	Three Months Ended June 30, 2009
Entity Results	RASM[1] (cents)	Y-O-Y Change		ASMs[2] (billions)	Y-O-Y Change

DOT Domestic	9.79	(11.6	) %	23.4	(10.4	) %
International	9.14	(22.6)		15.2	(2.7)
DOT Latin America	9.58	(20.2)		7.0	(5.7)
DOT Atlantic	8.85	(24.0)		6.4	(0.3)
DOT Pacific	8.43	(26.9)		1.7	1.3

American Airlines, Inc.	Three Months Ended June 30, 2009
Entity Results	Load Factor (pts)	Y-O-Y Change (pts)	Yield (cents)	Y-O-Y Change

DOT Domestic	84.9	0.5	11.53	(12.1)
International	77.1	(2.0)	11.85	(20.5)
DOT Latin America	73.1	(3.2)	13.11	(16.7)
DOT Atlantic	80.7	(0.5)	10.97	(23.5)
DOT Pacific	80.3	(3.8)	10.50	(23.4)

1 Revenue per Available Seat Mile
2 Available Seat Miles

AMR CORPORATION
NON-GAAP AND OTHER RECONCILIATIONS
(Unaudited)

American Airlines, Inc. Mainline Jet Operations	Three Months Ended June 30,
(in millions, except as noted)	2009	2008

Total operating expenses	$5,144	$7,494
Less: Operating expenses incurred related to Regional Affiliates	608	904
Operating expenses excluding expenses incurred related to Regional Affiliates	4,537	$6,590
American mainline jet operations available seat miles	38,566	41,718
Operating expenses per available seat mile, excluding Regional Affiliates (cents)	11.76	15.80

Percent change	(25.5)%

American Airlines, Inc. Mainline Jet Operations	Three Months Ended June 30,
(in millions, except as noted)	2009	2008

Total operating expenses	$5,144	$7,494
Less: Operating expenses incurred related to Regional Affiliates	608	904
Operating expenses excluding expenses incurred related to Regional Affiliates	$4,537	$6,590
American mainline jet operations available seat miles	38,566	41,718
Operating expenses per available seat mile, excluding Regional Affiliates (cents)	11.76	15.80
Less: Impact of special items	0.18	2.51
Operating expenses per available seat mile, excluding impact of special items (cents)	11.58	13.29

Percent change	(12.8)%

Less: Fuel cost per available seat mile (cents)	3.12	5.23
Operating expenses per available seat mile, excluding impact of special items and the cost of fuel (cents)	8.46	8.06

Percent change	5.0%

Note: The Company believes that operating expenses per available seat mile, excluding the cost of fuel and special items assists investors in understanding the impact of fuel prices and special items on the Company’s operations.

AMR CORPORATION
NON-GAAP AND OTHER RECONCILIATIONS
(Unaudited)

AMR Corporation Calculation of Net Debt	As of June 30
(in millions, except as noted)	2009	2008

Current and long-term debt	$9,416	$10,133
Current and long-term capital lease obligations	676	756
Principal amount of certain airport facility tax-exempt bonds and the present value of aircraft operating lease obligations	4,082	4,295
	14,174	15,184
Less: Unrestricted cash and short-term investments	2,808	5,069
Net Debt	$11,366	$10,115

Note:  The Company believes the net debt metric assists investors in understanding changes in the Company’s liquidity and the results of its efforts to build a financial foundation under the Company’s Turnaround Plan.

AMR Corporation	Three Months Ended June 30,
(in millions, except as noted)	2009	2008

Operating expenses per available seat mile	12.33	16.60
Less: Impact of special items	0.17	2.59
Operating expenses per available seat mile	12.16	14.01

Percent change	(13.2)%

Less: Fuel cost per available seat mile (cents)	3.22	5.39
Operating expenses per available seat mile, excluding impact of special items and the cost of fuel (cents)	8.94	8.62

Percent change	3.7%

AMR CORPORATION
NON-GAAP AND OTHER RECONCILIATIONS
(Unaudited)

American Airlines, Inc. Mainline Jet Operations	Estimate for Three Months Ended September 30,
(in millions, except as noted)	2009	2008

Operating expenses per available seat mile, excluding Regional Affiliates (cents)	12.14	13.99
Less: Impact of special items (cents)	0.16	0.06
Operating expenses per available seat mile, excluding Regional Affiliates and impact of special items (cents)	11.98	13.93

	(14.0)%
Percent change

Less: Fuel expense per available seat mile (cents)	3.34	5.87
Operating expenses per available seat mile, excluding Regional Affiliates, impact of special items and fuel expense (cents)	8.64	8.06

Percent change	7.2%

American Airlines, Inc. Mainline Jet Operations	Estimate for Year Ended December 31,
(in millions, except as noted)	2009	2008

Operating expenses per available seat mile, excluding Regional Affiliates (cents) Less: Impact of special items (cents)	11.99 0.06	13.87 0.73
Operating expenses per available seat mile, excluding Regional Affiliates and impact of special items (cents)	11.93	13.14

Percent change	(9.2)%

Less: Fuel expense per available seat mile (cents)	3.24	4.99
Operating expenses per available seat mile, excluding Regional Affiliates, impact of special items and fuel expense (cents)	8.69	8.15

Percent change	6.6%

AMR CORPORATION
NON-GAAP AND OTHER RECONCILIATIONS
(Unaudited)

AMR Corporation	Estimate for Year Ended December 31,
(in millions, except as noted)	2009	2008

Operating expenses per available seat mile (cents) Less: Impact of special items (cents)	12.57 0.06	14.57 0.75
Operating expenses per available seat mile, excluding impact of special items (cents)	12.51	13.82

Percent change	(9.4)%

Less: Fuel expense per available seat mile (cents)	3.34	5.12
Operating expenses per available seat mile, excluding impact of special items and fuel expense (cents)	9.17	8.70

Percent change	5.4%

AMR Corporation	Estimate for Three Months Ended September 30,
(in millions, except as noted)	2009	2008

Operating expenses per available seat mile (cents) Less: Impact of special items (cents)	12.71 0.14	14.66 0.06
Operating expenses per available seat mile, excluding impact of special items (cents)	12.57	14.60

Percent change	(13.9)%

Less: Fuel expense per available seat mile (cents)	3.46	6.01
Operating expenses per available seat mile, excluding impact of special items and fuel expense (cents)	9.11	8.59

Percent change	6.0%

AMR Corporation	Three Months Ended June 30,
(in millions, except as noted)	2009	2008

Net Income/(Loss)	(390)	(1,461)
Less: Impact of special items	(70)	(1,164)
Net Income/(Loss), excluding impact of special items	(319)	(298)
Earnings/(Loss) Per Share
Basic	(1.14)	(1.19)
Diluted	(1.14)	(1.19)

AMR CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(Unaudited)

	Six Months Ended June 30,		Percent
	2009	2008	Change
Revenues
Passenger - American Airlines	$7,357	$9,114	(19.3)
- Regional Affiliates	970	1,264	(23.3)
Cargo	278	448	(37.9)
Other revenues	1,123	1,050	7.0
Total operating revenues	9,728	11,876	(18.1)

Expenses
Wages, salaries and benefits	3,386	3,302	2.5
Aircraft fuel	2,632	4,473	(41.2)
Other rentals and landing fees	662	641	3.3
Depreciation and amortization	554	633	(12.5)
Maintenance, materials and repairs	619	638	(3.0)
Commissions, booking fees and credit card expense	424	516	(17.7)
Aircraft rentals	250	250	-
Food service	237	260	(9.1)
Special charges	36	1,164	(96.9)
Other operating expenses	1,348	1,476	(8.5)
Total operating expenses	10,148	13,353	(24.0)

Operating Income	(420)	(1,477)	(71.6)

Other Income (Expense)
Interest income	20	101	(80.5)
Interest expense	(353)	(405)	(12.9)
Interest capitalized	20	13	56.9
Miscellaneous – net	(32)	(34)	(5.9)
	(345)	(325)	6.2

Income Before Income Taxes	(765)	(1,802)	(57.6)
Income tax	-	-	-
Net Income	$(765)	$(1,802)	(57.6)

Earnings Per Share
Basic	$(2.74)	$(7.21)
Diluted	$(2.74)	$(7.21)

Number of Shares Used in Computation
Basic	279	250
Diluted	279	250

AMR CORPORATION
OPERATING STATISTICS
(Unaudited)

	Six Months Ended June 30,		Percent
	2009	2008	Change
American Airlines, Inc. Mainline Jet Operations
Revenue passenger miles (millions)	60,158	66,887	(10.1)
Available seat miles (millions)	76,348	82,770	(7.8)
Cargo ton miles (millions)	770	1,038	(25.8)
Passenger load factor	78.8%	80.8%	(2.0) pts
Passenger revenue yield per passenger mile (cents)	12.23	13.63	(10.3)
Passenger revenue per available seat mile (cents)	9.64	11.01	(12.5)
Cargo revenue yield per ton mile (cents)	36.12	43.17	(16.3)
Operating expenses per available seat mile, excluding Regional Affiliates (cents) (1)	11.79	14.23	(17.1)
Fuel consumption (gallons, in millions)	1,255	1,368	(8.3)
Fuel price per gallon (cents)	190.0	295.4	(35.7)

Regional Affiliates
Revenue passenger miles (millions)	4,043	4,542	(11.0)
Available seat miles (millions)	5,739	6,380	(10.0)
Passenger load factor	70.4%	71.2%	(0.7) pts

(1)	Excludes $1.2 billion and $1.6 billion of expense incurred related to Regional Affiliates in 2009 and 2008, respectively.

AMR CORPORATION
NON-GAAP AND OTHER RECONCILIATIONS
(Unaudited)

OPERATING STATISTICS BY REGIONAL ENTITY

American Airlines, Inc.	Six Months Ended June 30, 2009
Entity Results	RASM[1] (cents)	Y-O-Y Change		ASMs[2] (billions)	Y-O-Y Change

DOT Domestic	9.74	(9.5	) %	46.5	(10.6	) %
International	9.48	(17.1)		29.9	(3.0)
DOT Latin America	10.45	(13.7)		14.7	(5.1)
DOT Atlantic	8.45	(21.3)		11.7	(1.9)
DOT Pacific	8.85	(17.9)		3.4	2.7

1 Revenue per Available Seat Mile
2 Available Seat Miles

American Airlines, Inc.	Six Months Ended June 30, 2009
Entity Results	Load Factor (pts)	Y-O-Y Change (pts)	Yield (cents)	Y-O-Y Change

DOT Domestic	81.7	(0.6)	11.92	(8.8)
International	74.3	(4.0)	12.75	(12.6)
DOT Latin America	73.1	(4.7)	14.29	(8.2)
DOT Atlantic	74.8	(2.9)	11.29	(18.2)
DOT Pacific	78.2	(4.8)	11.31	(12.9)

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